EXHIBIT 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made by and between Tiffani Jones (“Consultant”) and Regnum Corp. (“Regnum,” together with its affiliates and subsidiaries, “Company”). Company and Consultant are collectively referred to herein as “parties,” in singular or plural usages, as required by context.

WHEREAS:

The Company wishes to retain the Consultant to perform part time consulting work for the Company on an exclusive basis subject to the terms of this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1. Term. This Agreement shall commence on February 12, 2020 (the “Start Date”) and Consultant shall provide the services detailed below for a period of 30 days from the Start Date (the “Expiration Date”). This Agreement may be subsequently extended two times for an additional 30-day period not to exceed 90 days total, or terminated sooner as provided below.

2. Services To Be Provided. Consultant will provide limited consultation services relating to acquiring unproduced and unpublished quality intellectual properties at a discount from studios, agencies and production companies for subsequent recycling or production in wide variety of media with the intent to resell back to the entertainment community for a profit. Consultant shall have the ability to select the means, manner and method of performing these services. Consultant shall have the right to provide the services in such manner as Consultant deems appropriate. Consultant further shall have the right to dictate her hours of work, as well as how much work to perform. Consultant, however, agrees to use her best efforts to promote Company’s interests, and to give Company the benefit of her experience, knowledge, and skills. Consultant undertakes to perform services in a timely and professional manner and to devote such time, attention and skill to her duties under this Agreement as she deems necessary.

Nothing herein shall be deemed to preclude Company from retaining the Services of other persons or entities undertaking the same or similar services as those undertaken by Consultant hereunder or from independently developing or acquiring materials or programs that are similar to, or competitive with, the services.

3. Compensation.

a. In consideration of the performance of the Services and of the acceptance by the Consultant of the restrictive covenants set out in this Agreement, Company will pay Consultant $3,750 on a monthly basis.

b. The Consultant shall invoice the Company for Services on a monthly basis. The Company shall discharge any valid invoice within 14 days of receipt of the valid invoice.

4. Reimbursement of Travel Expenses. During the term of this Agreement and with the prior written consent of the Company for travel, Company will reimburse Consultant for her actual, reasonable, out-of-pocket expenses for travel in connection with her work under this Agreement. Consultant shall submit accurate and complete supporting documents for reimbursement of such expenses and shall follow any policies, requirements, or directions imposed by Company in connection with such expenses.

5. Preservation of Company Confidential Information. Consultant agrees at all times:

a. Not to disclose to any third party any Confidential Information learned by Consultant at any time or any Confidential Information developed by Consultant pursuant to this Agreement; except such information which is now public or hereafter becomes published or otherwise generally available to the public other than through breach of this Agreement;

1

b. Not to put to commercial use or use in any way except for the benefit of Company any Confidential Information disclosed to Consultant or any Confidential Information developed by Consultant pursuant to this Agreement.

c. As used herein, “Confidential Information” includes any non-public information Consultant receives directly or indirectly from the Company or acquired or developed in the course of her consultancy and any other non-public information received or developed by, or disclosed to, Consultant during the course of or arising out of her previous employment with the Company, including by way of example only, trade secrets (including organizational charts, employee information such as credentials, skill sets and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever, unless such information has been publicly disclosed by authorized officials of the Company. In the event information which is non-public becomes public due to disclosure by Consultant which is not authorized by the Company, such information shall be deemed non-public for purposes of this Agreement.

6. Intellectual Property. As a material condition to which Consultant agrees in exchange for the opportunity to provide the Services, Consultant expressly acknowledges and agrees that any literary materials procured by Consultant which relate to or affect the business of Company (“Intellectual Property”), shall be the sole and exclusive property of Company. Consultant expressly agrees to disclose and reveal to Company all Intellectual Property, and all information regarding Intellectual Property, concurrent with the discovery or development of the Intellectual Property. Consultant hereby assigns to Company all rights, title, and interests in any Intellectual Property. Consultant agrees that she will not use or disclose any Intellectual Property owned by Company to benefit a competitor, customer, individual, or other entity without the express written permission of the Chief Executive Officer.

7. Independent Contractor. Consultant shall perform his duties as an independent contractor and not as an employee.

8. No Benefits. The parties agree that by virtue of the provision of the Services under this Agreement, Consultant shall not be entitled to any Company benefits pursuant to this Agreement, including but not limited to life insurance, death benefits, accident and health insurance, qualified pension or retirement plan or other benefits.

9. Contracting Power. In no event shall Consultant have any power or authority to bind Company in any manner, it being expressly understood that Consultant is an independent contractor and not an agent or employee of Company. No form of joint venture, partnership, or similar relationship between the parties is intended or hereby created as a result of the entry into or performance by the parties of this Agreement.

10. Termination.

a. This Agreement shall be terminable by the Company, with or without breach, and for any reason and without prior notice.

b. In the event Company terminates this Agreement without Material Breach or the Agreement expires, the Company shall pay to Consultant a sum equal to the unpaid amounts earned and accrued hereunder through the date of termination or expiration.

c. In the event that the parties wish to extend this Agreement beyond the Expiration Date, the parties will mutually agree in writing to the extension no later than 10 days prior to the Expiration Date.

2

If the parties do not mutually agree to extend this Agreement as of 10 days prior to the Expiration Date, this Agreement will terminate on the Expiration Date.

11. Consultant’s Representations/Warranties and Covenants. Consultant represents, warrantsand covenants to Company the following:

a. Consultant has the full power and authority to enter into this Agreement withoutthe consent or approval of any other person; and

b. Consultant’s execution, delivery and performance of this Agreement will not violateor cause a breach of any existing employment, consultant or any other agreement, covenant, promise or any other duties by which Consultant is bound, including confidentiality obligations or covenants not to compete including any present or previous employer except Regnum Corp.

12. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Consultant are non-assignable.

13. Limitation of Liability.

a. Neither party is assuming any liability for the actions or omissions of the other party except as stated in this Agreement. The Company shall indemnify Consultant for claims arising out of Consultant’s performance of the Services.

b. Neither party shall be liable for consequential, special, incidental or indirect losses including, without limitation, (i) loss of profits, revenue or goodwill; (ii) loss of business or (iii) loss of anticipated savings.

14. Publicity: Consultant shall not publicize or disclose the existence of this Agreement nor any information regarding any other terms and conditions of this Agreement. For the avoidance of doubt, the Consultant agrees, during the term of this Agreement and thereafter, not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees.

15. Controlling Law and Venue. Consultant agrees that the construction, interpretation, and performance of this Agreement shall be governed by the laws of State of Texas. It is agreed that any controversy, claim or dispute between the parties, directly or indirectly, concerning this Agreement or the breach thereof shall only be resolved in the courts of State of California.

16. Entire Agreement; Amendment. Consultant agrees that this Agreement constitutes the entire agreement between her and Company with respect to the matters contemplated by this Agreement, and that this Agreement and supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to such matters. Consultant acknowledges that this Agreement may not be modified except by written document, signed by him and a duly authorized officer of the Company.

17. Counterparts. This Agreement may be executed simultaneously in one or more faxed counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

18. Notices: Any notices required to be sent by a party under this Agreement shall be given in writing.

3

IN WITNESS WHEREOF, Company and Consultant have duly executed and delivered this Agreement as of the day first written above.

CONSULTANT	REGNUM CORP

TIFFANI JONES	President

/s/ Tiffani Jones	/s/ Gary Allen

Signature	Signature

4